EXHIBIT J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 27, 2012 on the financial statements of the Ancora Trust, comprising Ancora Income Fund, Ancora Equity Fund, Ancora MicroCap Fund, Ancora Special Opportunity Fund as of  December 31, 2011 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Ancora Trust’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

November 29, 2012